UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2004

(Exact name of Registrant as specified in its charter)

Tennessee	0-24806	62-1378182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4080 Jenkins Road Chattanooga, TN	37421
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 510-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 22, 2004, U.S. Xpress Enterprises, Inc. (the "Company") announced a definitive agreement to participate in the buyout of Arnold Transportation Services, Inc. ("Arnold") from Jefferies Capital Partners by Arnold's current management team. Arnold's current management team is led by Mike Walters, President and Chief Executive Officer, who will continue in this role after the buyout.

Pursuant to the Purchase and Merger Agreement (the "Merger Agreement"), dated as of October 21, 2004, by and among Arnold Holdings, LLC ("Arnold Holdings"), Arnold Transportation Holdings, Inc. ("Transportation Holdings"), Arnold, ATS Acquisition Holding Co ("ATS Acquisition"), ATS Merger Co., and all of the members of Arnold Holdings, ATS Acquisition would acquire 100% ownership of Arnold Holdings, Transportation Holdings, and Arnold. Pursuant to the Stock Purchase, Contribution, and Exchange Agreement (the "Purchase Agreement"), dated as of October 21, 2004, by and among ATS Acquisition, Xpress Holdings, Inc. ("Xpress Holdings"), and members of the current Arnold management team, Xpress Holdings would acquire 49% of the stock of ATS Acquisition, and members of the current Arnold management team would acquire 51% of the stock of ATS Acquisition. Xpress Holdings is a wholly owned subsidiary of the Company.

In the transactions contemplated by the Merger Agreement and the Purchase Agreement, the Company (through Xpress Holdings) would also obtain minority representation on the board of directors of ATS Acquisition, as well as a three-year option to purchase the remaining 51% of ATS Acquisition at a specified price based on the current transaction price and a specified annual return. After three years, members of the current Arnold management team would have a similar option to buy out Xpress Holdings' interest in ATS Acquisition.

The Merger Agreement and Purchase Agreement each include customary representations, warranties, and covenants, as well as closing conditions, including financing. The transactions contemplated by the Merger Agreement and Purchase Agreement are expected to close by the end of November 2004.

The transactions contemplated by the Merger Agreement and the Purchase Agreement are expected to be funded through an equity investment of approximately $6.4 million by the Company (through Xpress Holdings), the rollover of approximately one-half of management's current stock in Arnold, and senior debt financing. Commitment letters have been obtained for the debt financing, which is anticipated to be sufficient to complete the transaction and provide working capital for Arnold. The Company will not guarantee or be obligated on any of the borrowings or other obligations of Arnold. The Company does not expect to consolidate Arnold's financial results and anticipates accounting for the post-transaction operations using the equity method of accounting. The debt financing commitments are subject to customary conditions, including the execution of definitive agreements and due diligence.

Item 7.01  Regulation FD Disclosure

A press release was issued regarding the transactions contemplated by the Merger Agreement and Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits:

Exhibit No.  Description
99.1	Press Release, dated October 22, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2004	U.S. XPRESS ENTERPRISES, INC.
By: /s/ Ray M. Harlin Name: Ray M. Harlin Title: Chief Financial Officer

      Exhibit Index

      Exhibit No.   Description
99.1	Press Release, dated October 22, 2004.